     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JANUARY 22, 2001
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                              E.DIGITAL CORPORATION
                 (Name of small business issuer in its charter)

                                -----------------

            DELAWARE                                       NONE
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                -----------------

                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (858) 679-1504
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                -----------------

                            ALFRED H. FALK, PRESIDENT
                              E.DIGITAL CORPORATION
                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (858) 679-1504
            (Name, address and telephone number of agent for service)

                                    Copy to:
                              CURT C. BARWICK, ESQ.
                         HIGHAM, MCCONNELL & DUNNING LLP
                           28202 CABOT ROAD, SUITE 450
                         LAGUNA NIGUEL, CALIFORNIA 92677
                                 (949) 365-5515
                             COUNSEL FOR THE COMPANY

                                -----------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON
       AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

       IF THE ONLY SECURITIES REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX: [ ]

       IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

       SHARES PREVIOUSLY REGISTERED PURSUANT TO REGISTRATION STATEMENT NO. 333-49312 ARE INCLUDED HEREIN IN ACCORDANCE WITH RULE 429.


                                   CALCULATION OF REGISTRATION FEE
==========================================================================================================

                                                           PROPOSED          PROPOSED
                                                            MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF                 AMOUNT TO      OFFERING PRICE      AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED            BE REGISTERED       PER UNIT       OFFERING PRICE         FEE
----------------------------------------------------------------------------------------------------------
Common Stock,$.001 par value       1,969,514 Shares (1)  $  3.25 (3)        $6,400,921 (3)   $1,689.84
----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      1,440,846 Shares (2)  $  2.25 (3)        $3,241,904 (3)   $  855.86
----------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                       $2,545.70
----------------------------------------------------------------------------------------------------------
Previously Paid                                                                              $1,689.84
==========================================================================================================
Total Due                                                                                    $  855.86
==========================================================================================================


(1) Includes the registration for resale of the following: (i) 1,600,000 shares of common stock issuable upon conversion of Series C preferred stock issued in a private placement in October 2000 and (ii) 369,514 shares of common stock issuable upon exercise of warrants issued in the foregoing private placement. The registration fee for these shares was previously paid with Registration Statement No. 333-49312. Such shares are included herein in accordance with Rule 429.

(2) Includes the registration for resale of 1,440,846 additional shares of common stock issuable upon conversion of Series C preferred stock issued in the foregoing private placement as a result of a downward adjustment in the conversion price (caused by a decline in the trading price of the common stock post-closing).

(3) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the common stock on November 1,2000 and January 17, 2001, as reported by the OTC Bulletin Board, was $3.25 and $2.25, respectively.

       THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                3,410,360 SHARES

                              E.DIGITAL CORPORATION

                                  COMMON STOCK


        Selling stockholders identified in this prospectus are selling 3,410,360 shares of e.Digital Corporation common stock. e.Digital Corporation will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "EDIG." The closing sale price of the common stock, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board System on January 17, 2001, was $2.25 per share.

        The shares of common stock described in this prospectus are issuable to the selling stockholders upon the conversion of shares of Series C preferred stock and the exercise of warrants. These securities had been acquired from us on October 5, 2000 in a private transaction and are considered "restricted securities" under the Securities Act of 1933. We received gross proceeds of $4,000,000 from the sale of these securities. This prospectus registers the shares of common stock under the Securities Act of 1933 and allows for future sales by the selling stockholders to the public without restriction. We have agreed to pay for the preparation and filing of the registration statement and this prospectus. More information is provided in the section entitled "Selling Stockholders."

        The selling stockholders may sell the shares in public or private transactions, on or off the National Association of Securities Dealers OTC Electronic Bulletin Board System, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. More information is provided in the section entitled "Plan of Distribution."

        Information contained in this prospectus is not complete and may be changed. These securities may not be sold to you until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.


                    ---------------------------------------

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ---------------------------------------

                                January __, 2001

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Securities and Exchange Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, such information may be accessed electronically at the Securities and Exchange Commission's web site on the Internet at www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -        Annual Report on Form 10-KSB for the year ended March 31,
                  2000;

         - Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000;

         - Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000;

         - The description of our common stock contained in the registration statement on Form 10 filed with the Securities and Exchange Commission on December 13, 1992 pursuant to
                  Section 12(g) of the Securities Exchange Act of 1934, together with all amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                    e.Digital Corporation
                    13114 Evening Creek Drive South
                    San Diego, California  92128
                    Attn: Alfred H. Falk, President
                    (858) 679-1504

         THIS PROSPECTUS IS PART OF A LARGER REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                TABLE OF CONTENTS

The Company.......................................................................................4

Use of Proceeds...................................................................................4

Risk Factors......................................................................................5

Plan of Distribution.............................................................................11

Selling Stockholders.............................................................................12

Dividend Policy..................................................................................14

Legal Matters....................................................................................14

Experts..........................................................................................14

Disclosure of Commission Position on Indemnification for Securities Act Liabilities..............14

                                   THE COMPANY

         THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

         e.Digital Corporation is a holding company that operates through a wholly owned California subsidiary of the same name. We offer engineering partnerships for leading electronics companies to create portable digital devices that can link to PCs and the Internet. We market to original equipment manufacturers complete end-to-end solutions for delivery and management of open and secure digital media with a focus on music players/recorders and portable digital voice recorders. Services offered by us range from the licensing of our patented MicroOS(TM) file management system to custom software and hardware development, industrial design and manufacturing services, often incorporating the original equipment manufacturer's unique or proprietary features and/or technology. We focus our marketing efforts on original equipment manufacturers in a range of digital processing markets including dictation equipment, digital music, consumer electronics, digital image and video and other portable product markets. Our revenues will result from the sale of products and fees from licensing, engineering services, manufacturing services, industrial design services, and unit royalty payments.

         We deliver digital dictation products that we developed under contract for Lanier Worldwide, Inc. Shipments of the products, known as "Cquence Mobile," are pursuant to our agreement with Lanier signed in 1997, and which expires at the end of December 2001. For both the six months ended September 30, 2000 and for the year ended March 31, 2000, product sales and shipments and engineering services to Lanier accounted for approximately 90% of our revenues. We expect that the production of Lanier products will account for a significant portion of fiscal 2001 revenues. On December 22, 2000, Lanier announced that it had completed the sale of its voice processing (dictation) business to Platinum Equity, LLC. This sale, we are informed, included the Cquence Mobile line. Platinum's announced strategy in acquiring Lanier's voice products business is to create a new entity named Lanier Healthcare. Details of Platinum's plan of operations going forward are not known at this time. We do not know the impact, if any, that this transaction will have on future orders under the Lanier agreement. The loss of Platinum/Lanier Healthcare as a customer could have a material adverse impact on our company and its results of operations.

         We have developed a reference design for a portable, Internet music player. In January 2000, we licensed our design and technology to Maycom Company, Ltd., a turnkey manufacturer of digital audio and radio communication products. Maycom has announced its intentions to incorporate our technology into a portable, Internet music player. It is anticipated that this music player will be introduced to the consumer market in the second calendar quarter of 2001. In addition, Maycom has incorporated our technology into a portable Internet music player design being marketed to third party original equipment manufacturer customers and/or licensees by both Maycom and our marketing personnel. It is anticipated that any such original equipment manufacturer products would be manufactured by Maycom. To date, we have received no revenues from the Maycom licensing arrangement. We also are developing portable solutions for the emerging mobile enterprise industry that is implementing voice and voice processing in corporate-wide environments involving mobile, wireless, and/or desktop technology.

         e.Digital was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994 changed its domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, the stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 13114 Evening Creek Drive South, San Diego, California 92128 and our telephone number is (858) 679-1504. Our Internet site is located at WWW.EDIG.COM. Information contained in our Internet site is not part of this prospectus.

                                 USE OF PROCEEDS

         e.Digital Corporation will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                  RISK FACTORS

         An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent Form 10-KSB and in any other documents incorporated by reference into this prospectus from our other filings with the Securities and Exchange Commission.

         In addition to the other information in this prospectus, the factors listed below should be considered in evaluating our business and prospects. This prospectus contains a number of forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below and elsewhere herein, that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific factors described below and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that may arise after the date hereof.

COMPANY RISKS

         We Have a History of Losses and May Incur Future Losses. We have incurred significant operating losses in prior periods and at September 30, 2000, we had an accumulated deficit of $45,379,888. We had net losses of $1,265,812 for the six months ended September 30, 2000 and approximately $2.6 million in fiscal 2000, respectively. To date, we have not achieved profitability and given the level of operating expenditures and the uncertainty of revenues and margins, we may continue to incur losses and negative cash flows in future periods. The failure to obtain sufficient revenues and margins to support operating expenses could harm our business.

         We Expect Our Operating Results May Fluctuate Significantly. Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

         - Unpredictable demand and pricing for our contract development services;

         - Market acceptance of original equipment manufacturer products by end users;

         - Uncertainties with respect to future customer (original equipment manufacturer) product orders, their timing and the margins to be received, if any;

         -        Fluctuations in operating costs;

         -        Changes in research and related expenditures; and

         -        Changes in general economic conditions.

         We May Experience Product Delays, Cost Overruns and Errors. We have experienced development delays and cost overruns associated with contract development services in the past. We may experience additional delays and cost overruns on current projects or future projects. We have experienced delays in bringing the Lanier products to production through our outside manufacturing arrangement. Future delays and cost overruns could adversely affect our financial results and could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our technology, the results of our contract services and the products produced for original equipment manufacturer customers could contain errors that could cause delays, order cancellations, contract terminations, adverse publicity, reduced market acceptance of products, or lawsuits by customers or their customers.

         We May Need to Obtain Additional Financing. We believe that with cash on hand and proceeds from existing development and production contracts that we have sufficient proceeds to meet cash requirements for the next twelve months. However, we may need to raise additional funds to:

         -        Finance unanticipated working capital requirements;

         - Pay for increased operating expenses or shortfalls in anticipated revenues;

         -        Fund increases in research and related expenditures;

         -        Develop new technology, products or services;

         -        Respond to competitive pressures; and

         -        Support strategic and industry relationships.

         We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available to us then we may not be able to continue operations or take advantage of opportunities. If we raise additional equity funds, the percentage ownership of our stockholders will be reduced.

         We Rely on a Limited Number of Customers. A substantial portion of our revenues have been derived primarily from a limited number of customers. For the both the six months ended September 30, 2000 and for the year ended March 31, 2000, product sales and shipments and engineering services to Lanier accounted for approximately 90% of our revenues. We expect that the production of Lanier products will account for a significant portion of fiscal 2001 revenues. On December 22, 2000, Lanier announced that it had completed the sale of its voice processing (dictation) business to Platinum Equity, LLC. This sale, we are informed, included the Cquence Mobile line. Platinum's announced strategy in acquiring Lanier's voice products business is to create a new entity named Lanier Healthcare. Details of Platinum's plan of operations going forward are not known at this time. We do not know the impact, if any, that this transaction will have on future orders under the Lanier agreement. The loss of Platinum/Lanier Healthcare as a customer could have a material adverse impact on our company and its results of operations.

         We Have Limited Marketing Capability. We have limited marketing capabilities and resources and are primarily dependent upon in-house executives for the marketing of our original equipment manufacturer and licensing business. Attracting new original equipment manufacturer customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for our technology. We cannot assure you that our marketing efforts will be successful or result in future development contracts or other revenues.

         We Depend On a Single Contract Manufacturer and a Limited Number of Suppliers. We rely on Eltech Electronics for the manufacture and assembly of products pursuant to our contract with Lanier. We depend on Eltech to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality at agreed pricing and (iii) deliver on a timely basis. If Eltech is unable to satisfy these requirements, our business, financial condition and operating results could be materially and adversely affected. Under our supply agreement with Eltech, we are obligated to provide six month rolling forecasts for anticipated purchases and 90 days of purchase orders. The requirements of the contract could result in shortages or excess product and adversely harm our business. Any failure in performance by this manufacturer for any reason could have a material adverse affect on our business. Production and pricing by Eltech is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of Eltech to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future.

         Our Future Success Depends on Our Key Personnel. Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our strategy. The loss of the services of any of our senior level management, or certain other key employees, could harm our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

         Some of Our Management are Part-Time and Have Certain Conflicts of Interest. Our Secretary, Robert Putnam, is also a Vice President, Investor Relations of American Technology Corporation and Secretary of Patriot Scientific Corporation. Mr. Putnam is the owner of approximately 4% of the issued and outstanding shares of American Technology Corporation. Our controller, Renee Warden, is also Chief Accounting Officer, Treasurer and Assistant Secretary of American Technology Corporation. As a result of their ownership and involvement with American Technology Corporation and/or Patriot Scientific Corporation, Mr. Putnam and Ms. Warden have in the past, and are expected in the future to devote a substantial portion of their time to their other endeavors and only part-time services to e.Digital. Certain conflicts of interest now exist and will continue to exist between e.Digital and certain of its officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. It is conceivable that the respective areas of interest of e.Digital, Patriot Scientific Corporation and American Technology Corporation could overlap or conflict. It is possible that these factors could harm e.Digital which does not have the benefit of a full-time executive team devoted to executing our strategies.

INDUSTRY RISKS

         The Electronic Products Market in Which We Compete is Highly Competitive. We compete in the market for electronics products which is intensely competitive and subject to rapid technological change. The market is also impacted by evolving industry standards, rapid price changes and rapid product obsolescence. Our competitors include a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources. Our current competitors or new market entrants could introduce new or enhanced technologies or products with features which render the Company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to maintain our capabilities in connection with upgrading products and quality control procedures and to adapt to technological changes and advances in the industry. Competition could result in price reductions, reduced margins, and loss of contracts, any of which could harm our business. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully enhance our products or develop new products which are compatible with the products of the electronics industry.

         We Cannot Predict Product Acceptance in the Market. Our sales and marketing strategy contemplates sales of developed products to the electronics and computer software markets, by our original equipment manufacturer customers. The failure of our original equipment manufacturer customers to penetrate their projected markets would have a material adverse effect upon our operations and prospects. Market acceptance of our customer's products will depend in part upon our ability to demonstrate and maintain the advantages of our technology over competing products.

         We Depend on the Development of the Digital Music Market to Create a Market for Consumer Devices. We believe the market for portable consumer devices to play digital music will not develop significantly until consumers are able to download popular digital recordings from the Internet. We believe the availability of popular recordings will depend on the adoption of one or more formats to limit the unauthorized reproduction and distribution of music, called "pirated" copies. Piracy is a significant concern of record companies and artists. The failure of the industry to adopt a standard format or formats for protecting from piracy will delay or have an adverse impact on the growth of this market. This failure could harm our business. We have designed our digital music prototype to include piracy protection and to be adaptable to different music industry and technology standards. Numerous standards in the marketplace, however, could cause confusion as to whether our designs and services are compatible. If a competitor were to establish products for original equipment manufacturer customers with a dominant industry standard unavailable to us, our business would be harmed.

         Our Business Depends on Emerging Markets and New Products. In order for demand for our technology, services and products to grow, the markets for portable digital devices, such as digital recorders and digital music players and other portable consumer devices, must develop and grow. If sales for these products do not grow, our revenues could decline. To remain competitive, we intend to develop new applications for our technology and develop new technology and products. If new applications or target markets fail to develop, or if our technology, services and products are not accepted by the market, our business, financial condition and results of operations could suffer.

         Our Technology May Become Obsolete. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render our technology and developed products obsolete or less competitive. We will be required to devote substantial efforts and financial resources to enhance our existing products and methods of manufacture and to develop new products and methods. There can be no assurance we will succeed with these efforts. Moreover, there can be no assurance that other products will not be developed which would render our technology and products obsolete.

         We Depend on Proprietary Rights to Develop and Protect Our Technology. Our success and ability to compete substantially depends on our internally developed software, technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even when they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms or at all. We generally enter into confidentiality or license agreements with our employees, consultants and strategic and industry partners, and generally control access to and distribution of our software, technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by our business partners, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

         We May Face Intellectual Property Infringement Claims That May Be Costly To Resolve. Although we do not believe we infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to this intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights may harm our business.

         Risks Related To Government Regulation, Content And Intellectual Property Government Regulation May Require Us To Change The Way We Do Business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and import/export regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

INVESTMENT RISKS

         Our Stock Price May Continue to be Volatile. The trading price of our common stock has been subject to significant fluctuations to date, and will likely be subject to wide fluctuations in the future due to:

         -        quarter-to-quarter variations in operating results

         - announcements of technological innovations by us, our customers or competitors

         - new products or significant original equipment manufacturer design awards by us or our competitors

         - general conditions in the markets for our products or in the electronics industry

         -        the price and availability of products and components

         - changes in operating factors including delays of shipments, orders or cancellations

         -        general financial market conditions

         -        market conditions for technology stocks

         - litigation or changes in operating results or estimates by analysts or others

         -        other events or factors.

         We do not endorse and accept no responsibility for the estimates or recommendations issued by stock research analysts or others from time to time or comments on any electronic chat boards. The public stock markets in general, and technology stocks in particular, have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the our common stock in the future.

         Stocks Traded on the OTC Bulletin Board are Subject to Special Regulations. Our shares of common stock are traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Sales of substantial amounts of our outstanding common stock in the public market could materially adversely affect the market price of our common stock. To date, the price of our common stock has been extremely volatile with the sale price fluctuating from a low of $1.34 to a high of $24.50 in the last twelve months.

         Our Number of Common Shares has Increased Dramatically and May Affect Future Stock Prices. Our outstanding shares of common stock have increased from 97,321,297 shares at March 31, 1999 to 126,261,182 shares at March 31, 2000 and to 129,370,043 shares at January 10, 2001. This dramatic increase of shares has resulted primarily from the conversion of preferred shares and exercise of options and warrants at low prices in comparison to recent trading prices. Accordingly, there may be significant shares in the public float acquired by holders at significantly lower prices. Additional shares may also be issued in the future from existing dilutive securities outstanding or from the issuance of new equity securities in the future. These factors could increase the volatility of our stock price in the future.

Our Series C preferred stock is redeemable for cash under certain circumstances. On October 5, 2000 we issued 400 shares of Series C stock for cash of $10,000 per share and gross proceeds of $4,000,000. Dividends of 7% per annum are payable, with certain exceptions, either in cash or in shares of common stock at our election. Pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the company with the state of Delaware in October 2000, the conversion price for each share of preferred stock is subject to adjustment on the 90th day following the original issue date from a fixed conversion price of $4.33 to the lower of (i) $4.33 or (ii) 90% of the average of the five lowest per share market values during the 20 consecutive trading days immediately preceding the conversion date (the "Adjusted Conversion Price"). As of January 3, 2001, the conversion price was $1.344375. Pursuant to the Registration Rights Agreement between the selling stockholders and us, we are required to register the underlying shares of common stock. The issuable maximum initially was set at 2,666,666 shares and is to be adjusted each time the conversion price is adjusted to equal the sum of (i) the issuable maximum in effect on the trading day immediately preceding the date that the adjustment of the conversion price is required to be made plus (ii) the difference between (A) the quotient obtained by dividing (I) $4,000,000 by (II) 75% of the adjusted Conversion Price and (B) 2,666,666. As of January 10, 2001, 275 shares of Series C preferred stock had been converted into 2,081,471 shares of common stock. As of January 10, 2001, the issuable maximum relating to the remaining 125 shares of Series C preferred stock was 1,440,846 shares of common stock, except as may be subsequently modified as a consequence of certain possible adjustments. Such adjustments include payment of a liquidated damages amount equal to 2% of the purchase price paid, which is to be payable monthly in cash in the event the registration statement ceases to be effective as to all registrable securities and under certain other circumstances. The Series C stock shall be subject to automatic conversion on October 5, 2002 subject to certain conditions. The Series C stock is redeemable for cash in certain instances at our option (and at the holder's election) upon the occurrence of certain triggering events including, without limitations, a lapse of a registration statement for ten non-consecutive trading days and certain other events. The redemption price upon such election following a triggering event is the greater of (a) 110% of the stated value or (b) the product of the number of preferred shares multiplied by the closing market price multiplied by the stated value per share divided by the then conversion price per share. In addition, certain shares of common stock, which are converted within 30 trading days of an event triggering redemption are subject to repurchase. Because the redemption provisions are not entirely within our control, the Series C stock is presented as redeemable preferred stock on the consolidated balance sheet.

         Important Factors Related to Forward-Looking Statements and Associated Risks. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include our plans and objectives of management for future operations, including plans and objectives relating to the products and our future economic performance. The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that we will design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer and electronic markets will not change materially or adversely, that the computer and electronic markets will continue to experience growth, that demand for the our products will increase, that we will obtain and/or retain existing development partners and key management personnel, that future inventory risks due to shifts in market demand will be minimized, that our forecasts will accurately anticipate market demand and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, our business and operations are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause our net sales or net income (or loss), or our growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                                        PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to contractual limitations, the selling stockholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         -        short sales;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         -        any other method permitted pursuant to applicable law.

         The selling stockholders also may sell shares under Rule 144 of the Securities Act of 1933, if available, rather than under this prospectus.

         Subject to contractual limitations, the selling stockholders also may engage in short sales against the box, puts and calls and other transactions in securities of e.Digital or its derivative securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         e.Digital Corporation is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We also have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (five business days, if our public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchase and sales of shares of our common stock by such selling stockholder.

                              SELLING STOCKHOLDERS

         The following table sets forth the selling stockholders, and the number of shares of common stock owned beneficially by them as of January 3, 2001 which may be offered pursuant to this prospectus. This information is based upon information provided to us by either the named selling stockholder or our transfer agent. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors. Except as set forth below, none of the selling stockholders is currently an affiliate of e.Digital, and none of them has had a material relationship with e.Digital during the past three years.

         The certificate of designation governing the Series C preferred stock and the warrants issued to each Series C preferred stockholder each prohibit the holder thereof from converting shares of Series C preferred stock or exercising the warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of common stock following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the Series C preferred stock and the warrant as to itself upon not less than 61 days' notice to us. The number of shares of common stock listed as beneficially owned by each Series C preferred stockholder represents the number of shares of common stock issuable to such Series C preferred stockholder, subject to the limitation set forth above, upon (i) conversion of 400 shares of Series C preferred stock, at an Adjusted Conversion Price of $1.344375, and (ii) exercise of the warrants issued to the Series C preferred stockholders in conjunction with the sale of the Series C preferred stock for the purchase (in the aggregate) of 369,514 shares of common stock.


--------------------------------------------------------------------------------------------------------------------------
                                     (a)         (b)               (c)                       Shares of       Shares of
                                  Beneficial  Number of          Additional     (b) + (c)   Common Stock    Common Stock
                                  Ownership   Shares of          Shares         Maximum     Beneficially    Beneficially
                                  of Common   Common             Due to         Number of   Owned Before    Owned After
                                  Stock at    Stock              Market         Shares      Offering(1)(5)  Offering(6)
                                  October 5,  Previously         Price          Offered     ------------------------------
Selling Stockholders(1)           2000(1)     Registered(2)      Decline(1)(3)  Hereby(4)   Number     %    Number   %
--------------------------------------------------------------------------------------------------------------------------
Jesup & Lamont Securities Corp.     138,568     138,568                  0        138,568     138,568   *      0      *
--------------------------------------------------------------------------------------------------------------------------
Millennium Partners, L.P.           915,473     915,473            720,423      1,635,896     743,292   *      0      *
--------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Holdings Ltd.        389,076     389,076            316,986        706,062     249,163   *      0      *
--------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Opportunity Fund
Ltd.                                219,714     219,714            172,902        392,616     140,647   *      0      *
--------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Strategic Holding
Fund Ltd.                           192,249     192,249            129,676        321,925     123,153   *      0      *
--------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Private
Investors Holding Fund Ltd.         114,434     114,434           100,859         215,293      73,433   *      0      *
--------------------------------------------------------------------------------------------------------------------------
      Total                       1,969,514   1,969,514          1,440,846     3,410,360     1,329,688
--------------------------------------------------------------------------------------------------------------------------

* Less than 1%

(1) To our knowledge, the selling stockholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth herein, including, without limitation, restrictions precluding the selling stockholders from beneficially owning in excess of 4.999% of the outstanding shares of common stock following an election to convert or exercise, as the case may be, the table includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants and options exercisable within 60 days and shares of common stock issuable to the selling stockholders upon the conversion of preferred stock held by them. All AIG entities are members of a group.

(2) These shares were previously registered pursuant to Registration Statement No. 333-49312 (effective on November 17, 2000) and are included herein pursuant to Rule 429. The Selling Stockholders pursuant to such prior Registration Statement already have sold a portion of these shares. Includes warrants exercisable into an aggregate of 369,514 shares of common stock.

(3) Represents additional shares of common stock issuable to the selling stockholders upon the conversion of the preferred stock held by them as a result of a downward adjustment in the conversion price (caused by a decline in the trading price of the common stock post-closing). Pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the company with the state of Delaware in October 2000, the conversion price for each share of preferred stock is subject to adjustment on the 90th day following the original issue date from a fixed conversion price of $4.33 to the lower of (i) $4.33 or
(ii) 90% of the average of the five lowest per share market values during the 20 consecutive trading days immediately preceding the conversion date. As of January 3, 2001, the conversion price was $1.344375. Pursuant to the Registration Rights Agreement between the selling stockholders and us, we are required to register the additional number of shares of common stock that are issuable in the event of a downward adjustment in the conversion price, subject to an issuable maximum. The issuable maximum initially was set at 2,666,666 shares and is to be adjusted each time the conversion price is adjusted to equal the sum of (i) the issuable maximum in effect on the trading day immediately preceding the date that the adjustment of the conversion price is required to be made plus (ii) the difference between (A) the quotient obtained by dividing (I) $4,000,000 by (II) 75% of the Adjusted Conversion Price and (B) 2,666,666. As of January 10, 2001, 275 shares of Series C preferred stock had been converted into 2,081,471 shares of common stock. As of January 10, 2001, the issuable maximum relating to the remaining 125 shares of Series C preferred stock was 1,440,846 shares of common stock.

(4) Represents, as to Jesup & Lamont Securities Corp., shares of common stock issuable upon the exercise of the warrant issued to Jesup & Lamont for the purchase of 138,568 shares of common stock. As to all other selling stockholders, represents the shares of common stock issuable to such Series C preferred stockholder upon (i) conversion of the Series C preferred stock issued to such Series C preferred and (ii) exercise of the warrants issued to such Series C preferred stockholder.

(5) Percentage ownership is based on 129,370,043 shares of common stock outstanding as of January 10, 2001 and, except as otherwise set forth herein, in each case assumes exercise and/or conversion of warrants, options and preferred stock. The amount of shares of common stock listed for each of the AIG entities represents actual ownership by such stockholder only and, as such, does not include shares which may be owned by other AIG entities or by the AIG stockholders beneficially as a group. Because they are a group, all shares owned by the AIG selling stockholders would be aggregated to equal 586,396.

(6) Assumes sale of all shares of common stock offered hereby.

                                 DIVIDEND POLICY

         e.Digital Corporation has never declared or paid any cash dividends on its common stock and does not currently intend to do so. e.Digital intends to retain any future earnings to support the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the board of directors.

                                  LEGAL MATTERS

        The validity of the securities offered will be passed on for the Company by Higham, McConnell & Dunning LLP, Laguna Niguel, California.

                                     EXPERTS

     The consolidated financial statements of e.Digital Corporation and subsidiary appearing in e.Digital Corporation's Annual Report (Form 10-KSB) for the year ended March 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in note 1 to the consolidated financial statements, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the six month period ended September 30, 2000, incorporated by reference in this registration statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in e.Digital Corporation and subsidiary's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Securities Act") for their report on the unaudited "interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of e.Digital Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:


        Registration Fee                                  $ 2,546
        Blue Sky Fees and Expenses                        $     0
        Legal Fees and Expenses                           $18,000
        Accounting Fees and Expenses                      $ 5,000
        Miscellaneous Expenses                            $ 2,000

               Total                                      $27,546
                                                          =======


Item 15. Indemnification of Directors and Officers.

         Article TENTH of the Certificate of Incorporation of the Company provides:

         "TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice."

         Our Bylaws provide that an officer, director, employee or agent is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         We have directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of our company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

         If Delaware law and California law are in conflict with regard to our power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

Item 16. Exhibits.

         The exhibits are listed in the Exhibit Index commencing at page II-4 hereof.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on January 19, 2001.

                                              e.Digital Corporation


                                        By:   /s/ Allen Cocumelli
                                           -----------------------------------
                                              ALLEN COCUMELLI,
                                              CHAIRMAN OF THE BOARD

                          ----------------------------

                                POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby appoints Alfred H. Falk and Jane Rinard, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                           --------------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Name                           Position                                 Date
        ----                           --------                                 ----
/s/ Allen Cocumelli         Chairman of the Board and Director             January 19, 2001
-------------------------
Allen Cocumelli

/s/ Alfred H. Falk          President, Chief Executive Officer             January 19, 2001
-------------------------   and Director (Principal Executive Officer)
Alfred H. Falk


/s/ Jane Rinard             Chief Financial Officer                        January 19, 2001
-------------------------   (principal financial and accounting officer)
Jane Rinard


/s/ Robert Putnam           Vice President, Secretary, and Director        January 19, 2001
-------------------------
Robert Putnam


/s/ Robert Jecmen           Director                                       January 19, 2001
-------------------------
Robert Jecmen


/s/ Walter Matthews         Director                                       January 19, 2001
-------------------------
Walter Matthews


/s/ Victor G. Ramsauer      Director                                       January 19, 2001
-------------------------
Victor G. Ramsauer

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                        SEQUENTIAL DESCRIPTION
------                        ----------------------
2.1     Share Exchange Agreement among the Company, Norcom Communications
        Corporation, and American Technology Corporation, dated for reference
        March 23, 1988 and filed as an Exhibit to the Company's Registration
        Statement on Form 10, as amended.

2.1.1   Amendment of Agreement among the Company, Norcom Communications
        Corporation, and American Technology Corporation, dated for reference
        March 23, 1988 and filed as an Exhibit to the Company's Registration
        Statement on Form 10, as amended.

2.2     Plan and Agreement of Reorganization among the Company, American Surface
        Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.3     Plan and Agreement of Reorganization among the Company, Sage
        Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.4     Plan and Agreement of Reorganization among the Company, C.A.D. Co.
        Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.5     Plan and Agreement of Reorganization between American Surface Mounted
        Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No.
        33-92978.

2.6 Plan of Reorganization and Agreement of Merger, dated July 1996 and filed as Exhibit A to the Company's July 3, 1996 Proxy Statement.

3.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3,
        1996 Proxy Statement.

3.1.1   Certificate of Amendment of Certificate of Incorporation of Norris
        Communications, Inc. filed with the State of Delaware on January 14,
        1998 and filed as Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

3.1.2   Certificate of Amendment of Certificate of Incorporation of Norris
        Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company's Quarterly Report on Form
        10-QSB for the quarter ended December 31, 1998.

3.2     Bylaws of the Company, filed as Exhibit C to the Company's July 3, 1996
        Proxy Statement.

3.3     Certificate of Designation of Preferences, Rights and Limitations of
        Series A Redeemable Convertible Preferred Stock filed with the State of
        Delaware on September 19, 1997 and filed as Exhibit 3.3 to the Company's
        Current Report on Form 8-K dated October 3, 1997.

3.4     Certificate of Designation of Preferences, Rights and Limitations of
        Series B Redeemable Convertible Preferred Stock filed with the State of
        Delaware on June 24, 1999, and filed as Exhibit 3.4 to the Company's
        Annual Report on Form 10-KSB dated March 31, 1999.


3.5     Certificate of Designation of Preferences, Rights and Limitations of
        Series C Redeemable Convertible Preferred Stock filed with the State of
        Delaware on October 4, 2000 and filed as Exhibit 3.5 to the Company's
        Registration Statement on Form S-3 dated November 3, 2000.

4.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3,
        1996 Proxy Statement.

4.1.1   Certificate of Amendment of Certificate of Incorporation of Norris
        Communications, Inc. filed with the State of Delaware on January 14,
        1998 and filed as Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

4.1.2   Certificate of Amendment of Certificate of Incorporation of Norris
        Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company's Quarterly Report on Form
        10-QSB for the quarter ended December 31, 1998.

4.1.3   Certificate of Designation of Preferences, Rights and Limitations of
        Series B Redeemable Convertible Preferred Stock filed with the State of
        Delaware on June 24, 1999, and filed as Exhibit 3.4 to the Company's
        Annual Report on Form 10-KSB dated March 31, 1999.

4.1.4   Certificate of Designation of Preferences, Rights and Limitations of
        Series C Redeemable Convertible Preferred Stock filed with the State of
        Delaware on October 4, 2000 and filed as Exhibit 3.5 to the Company's
        Registration Statement on Form S-3 dated November 3, 2000.

4.2     Bylaws of the Company, filed as Exhibit C to the Company's July 3, 1996
        Proxy Statement.

4.3     Form of Warrant Agreement for an aggregate of 230,946 shares (dated
        October 5, 2000) between the Company and the Series C preferred stockholders and filed as Exhibit 4.3 to the Company's Registration
        Statement on Form S-3 dated November 3, 2000.

4.4 Form of Warrant Agreement for 138,568 shares dated October 5, 2000 between the Company and Jesup & Lamont Securities Corporation and filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 dated
        November 3, 2000.

4.5 Convertible Preferred Stock Purchase Agreement between the Company and the Series C preferred stockholders dated October 5, 2000 and filed as
        Exhibit 4.5 to the Company's Registration Statement on Form S-3 dated
        November 3, 2000.

4.6 Registration Rights Agreement between the Company and the Series C preferred stockholders dated October 5, 2000 and filed as Exhibit 4.6 to the Company's Registration Statement on Form S-3 dated November 3, 2000.

5.1     Opinion of Higham, McConnell & Dunning LLP.*

15.1    Acknowledgment of Independent Chartered Accountants.*

23.1    Consent of Higham, McConnell & Dunning LLP, included in Exhibit 5.1.

23.2    Consent of Ernst & Young LLP.*


*       Each exhibit marked with an asterisk is filed concurrently herewith.
        Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above.